Exhibit 4.6

Lease Agreement

Lessor (Party A): Mao Feiyue

Contact No.: -

ID Card No.: -

Lessee (Party B): Shanxi Jinxuan Investment Co., Ltd

Address: T4-1802-1812, Huarun Building, No.1 Changxin Road, Wanbailin District Taiyuan, Shanxi

Legal Representative: Guo Xiangyang

Contact No.: 0351-7020402

Business License No.: 91141125054198956K

According to the Contract Law of the People’s Republic of China and other relevant laws and regulations, the parties hereby make and enter into this Contract on the basis of equality, free will and good faith and agree on the house leasing as follows:

I. Leased Target

1-1. Party A leases the office rooms located at No. 1819-1822、1801, Floor 18, Building T5, Huarun Tower (hereinafter referred to as “the Tower”), Wanbolin District, Taiyuan City to Party B for use.

1-2. The construction area of the houses leased by Party A to Party B for use totals 505.7 square meters.

II. Lease Term

2-1. The lease term of the houses lasts for three years in total, commencing from April 1, 2022 to March 31, 2025  .

III. Rent and Mode of Payment

3-1. The rent of the houses for the first year is RMB 460,000 (in words: RMB four hundred and sixty thousand only).

The rent of the houses for the second year is RMB 460,000 (in words: RMB four hundred and sixty thousand only).

The rent of the houses for the third year is RMB 460,000 (in words: RMB four hundred and sixty thousand only).

3-2. The rent of the houses shall be paid on a yearly basis. Only after the rent is paid, can the houses be used.

The rent for the first period shall be paid within 5 days upon the execution of the Contract, and the rent for each period to come shall be paid before April 1 every year.

3-3. The rent shall be remitted directly to Party A’s account as below:

Opening Bank: -

Account No.: -

Account Name: -

3-4. Where Party B fails to pay the rent to Party A as specified herein, it shall pay 0.5‰ of the total overdue amount per overdue day to Party A as the default fine till it pays off the rent payable (including the default fine). In case that Party B is late to pay the rent for over 30 days, it shall be deemed to have breached the Contract.

3-5 Where Party B cannot use the leased target places normally for over 7 days due to Party A’s reason (including but not limited to power or water failure, elevator being out of service or any dispute between Party A and the property management company entrusted by him), the rent for the period from the date when the said places cannot be normally used to the date when the said places return to the normal condition shall be reduced at the corresponding ratio.

IV. Purpose of Leased Houses

4-1 Party B shall lease the houses for office use only and not for any other purpose. If Party B breaches that provision, Party A has the right to terminate this Contract immediately without refunding the cash pledge and take back the houses, while Party B must compensate Party A for all and any losses incurred therefrom.

4-2 Party B shall not use or permit to use the houses or any part thereof as the studio, for religious rites or other rites, gambling or other illegal or immoral purposes, not use the houses for any illegal political activities and not use the houses in a manner that makes other owners, lessees or users feel bothered, disgusted or inconvenient or that causes damage or danger to the said owners, lessees or users.

V. Other Fees

5-1. Party B must, as required by the property management company, pay the property management fee during the lease term.

5-2. Party B shall, subject to the related provisions on the property management, pay electricity and water charges and other payables based on the readings on the independent ammeters and gauges of the houses during the lease term.

VI. Decoration or Reconstruction

6-1. Party B must observe the provisions of the property management company on house decoration.

6-2. Without the written consent of the property management company, Party B shall not decorate the interior houses, install equipment and display items in the houses before completing the related procedures.

6-3. Party B shall ensure that the decoration works will neither damage the houses, the structure of the Tower and equipment nor impede other users from using the Tower normally. In case that Party B breaches that provision, it must compensate for all and any losses incurred by Party A therefrom.

VII. Maintenance and Repair

7-1. Party B shall bear the repair costs all by itself if the glass curtain wall, architectural structure, central air conditioning system or public facility is damaged due to Party B’s reason.

7-2. Party B shall repair and maintain the interior decoration of the houses and various equipment installed by it at its own expenses, and must keep the houses and facilities in a good condition (except natural wear.)

7-3. If any interior part of the houses is damaged due to Party B’s or its user’s reason, Party B shall repair such part and compensate Party A for any loss incurred therefrom.

VIII. Renewal of Contract

8-1. If Party B intends to renew the tenancy prior to the expiration of the lease term, it must inform Party A in writing 3 months prior to the expiration date of the lease term. In case that Party A is willing to lease the houses, the parties shall determine the conditions for renewal at the then reasonable market rent level.

8-2. If the parties does not reach a renewal agreement two months prior to the expiration of the lease term, Party A or his representative or authorized agent may accompany with any person who intends to lease the houses to visit the houses after advising Party B 50 days prior to the expiration of the lease term.

IX. Party B’s Liabilities and Warranties

9.1. Party B must pay the rent, cash pledge of the houses, property management fee, water and electricity charges and other fees subject to the time limit and mode of payment specified herein.

9.2. Sublease

Without Party A’s written consent, Party B shall not sublease the houses or any part thereof in any form or manner, or assign the right to use the same in any other manner or hang out shingle in the name of others except Party B. In case that Party B breaches that provision, Party A has the right to terminate this Contract and take back the houses without refunding the residual cash pledge and rent, while Party B must compensate Party A for all and any losses incurred therefrom.

9.3. If any part of the houses becomes defective or is damaged due to Party B’s and its user’s act or negligence, Party A has the right to send a written notice to Party B requiring Party B to repair the defect or damage of the houses, while Party B shall repair the defect or any place needing repairing as set forth in the notice within the time limit specified in the notice; in case that Party B fails to do that within the time limit specified, Party A may arrange workers and materials to the houses for repair at Party B’s expenses.

9-4. Party B must observe the fire control safety system and provide fire fighting equipment to ensure firer control safety and avoid the occurrence of fire; otherwise, any loss incurred shall be Party B’s full responsibility.

9.5. Adhering to the principle of “who uses the equipment is responsible for the equipment”, Party B is responsible for fire protection, anti-theft and flood prevention (excluding for such public parts as the corridor).

9.6. Party B must advise Party A 90 days ahead if it intends to rescind this Contract. Party B shall, prior to the rescission of the Contract, pay off all the rents and other various fees and handle the procedures of the Company’s address change. After the parties confirm, Party A must refund the cash deposit to Party B within 30 days.

X. Delivery

10-1. Delivery condition

Party A shall deliver the houses in the condition Party B inspects to Party B.

XI. Return

11-1. Whether this Contract terminates upon expiration of the term or early, Party B shall remove all of its items from the houses promptly (but not dismantle, damage or remove any immovable or movable part that is decorated by Party B but may damage the house structure or interior or exterior walls if Party B does that, which belongs to Party A).

11.2. Party B must return the houses, leased items and equipment belonging to Party A to Party A in an intact condition (except normal wear), and keep the houses clean when returning them to Party A.

XII. Default Liabilities

12-1. The parties shall observe all and any covenants and agreements contained herein. Either party breaching the covenants and agreements contained herein shall assume the default liabilities and compensate the other party for any loss incurred therefrom.

12-2. Except that either party enjoys the right to terminate this Contract unilaterally according to this Contract, if Party B rescinds this Contract without any good cause, Party A will not refund the cash deposit of the houses but regard it as the default fine.

12-3. If Party B has any of the following behaviors or materially breaches other covenants and agreements during the lease term, Party A has the right to rescind this Contract and take back the leased houses without refunding the cash deposit which is regarded as the punitive default fine. In case that the default fine paid does not cover Party A’s loss, Party B shall compensate Party A for all losses incurred.

12-3-1. Party B subleases the houses or lends the houses to others for use without Party A’s consent; if Party B indeed needs to do that, it must obtain consent from Party A;

12-3-2. Party B decorates or reconstructs the houses without Party A’s written consent;

12-3-3. Party B dismantles and changes the house structure or damages the houses without Party A’s written consent;

12-3-4. Party B diverts the leased houses to purposes other than the purpose specified herein without Party A’s consent or uses the houses for any illegal activities;

12-3-5. Party B is arrears with the rent for over 7 days accumulatively.

12-3-6. Party B breaches any term or condition hereof, or fails to correct the wrong or untrue representations or warranties made in this Contract within 15 days upon the receipt of the written notice from Party A.

12-3-7. In case that the address of the leased target hereunder is adopted as the address set forth in Party B’s business license, Party B must change the address upon the expiration of this Contract. If Party B fails to do that within the time limit specified herein, it must continue paying the rent to Party A at RMB 3 per day per square meter till it completes the change of the address set forth in its business license.

12-4. If Party B cannot continue renting the houses due to Party A’s reason during the lease term, Party A must pay B the default fine equal to the amount of the cash deposit of the houses, refund the cash deposit and the residual rent and compensate Party B for the corresponding decoration loss.

XIII. Notice

13-1. All notices or requirements in connection with this Contract must be sent in writing by registered letter, EMS, e-mail or courier to the other party’s legal address or the other party’s business address stated in the final written notice of the other party; any correspondence shall take effect on the 7th day or arrival date after it is sent.

XV. Dispute Settlement

14-1. The parties shall try to settle any dispute or difference between them over the execution, performance, breach, termination or invalidation of this Contract or over the terms and conditions hereof through amicable negotiation. In case that either party is reluctant to negotiate or no agreement is reached after the negotiation, such dispute may be brought to the people’s court in the locality of the Tower for resolution, with fees, costs and expenses from the lawsuit to be borne by the losing party, including but not limited to the expenses for the court to accept the lawsuit, the cost of preservation and the counsel fee.

14-2. The parties shall continue observing and performing this Contract during the settlement dispute.

XIV. Miscellaneous

15-1. The annex hereto and the supplementary agreement hereto are integral parts of this Contract, with the same legal force and effect as this Contract.

15-2. This Contract is made in six pages and two copies, one for each respectively, with the same legal force and effect. This Contract shall take effect immediately after the parties affix their official seals and their authorized representatives sign names and Party B pays the rent and the cash deposit of the houses till the parties fulfill their rights and obligations.

(Below this is no text but the signature page)

Party A:	Party B:

Legal Representative’s or Authorized Agent’s Signature:	Legal Representative’s or Authorized Agent’s Signature:

Signed on:	Signed on: